EXHIBIT 2.01
                   AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made this 16 day of August, 2000, by and among Hi-Tech Corporation, a Delaware corporation ("Hi-Tech"); Hi-Tech Merger, Co., a Utah corporation (Merger Co), Rubicon Medical, Inc., a Utah corporation, ("Rubicon"); and the persons listed in Exhibit A-1 hereof who are the owners of record of all the issued and outstanding shares of Rubicon who execute and deliver the Agreement ("Rubicon Shareholders"), based on the following:

                             Recitals

     Hi-Tech wishes to acquire all the issued and outstanding shares of Rubicon and merge Rubicon with and into Hi-Tech. As a condition of the acquisition, Hi-Tech will merge with and into Merger Co. When referred to in this Agreement, unless the contents otherwise require, "Hi-Tech" shall refer collectively to Hi-Tech Corporation, the Delaware corporation, and Hi-Tech Merger Co., the Utah corporation. The parties intend for this Agreement to represent the terms and conditions of such reorganization, which Agreement the parties hereby adopt.

                                Agreement

     Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

                                ARTICLE I
                                 MERGER


     1.01 The Merger. Rubicon will be merged with and into Merger Co., which shall survive the merger as the Surviving Corporation. The issued and outstanding shares of Rubicon (the "Shares") shall be converted into shares of Hi-Tech's common stock, par value $0.001 per share (the "Hi-Tech Common Stock"), as follows:

     (a) Each Rubicon Share outstanding on the effective date of the merger shall be converted into thirty six million (36,000,000) shares of Hi-Tech Common Stock (the "Exchange Ratio"), on the effective date of the merger; except that, any "dissenting Shares" of Rubicon shall receive payment from Rubicon, upon the completion of the merger, in accordance with the provisions of the Utah Revised Business Corporation Act. Dissenting Shares means any shares of Rubicon for which the holder thereof has exercised his or her
appraisal rights under the Utah Revised Business Corporation Act.   Each share
of Rubicon preferred stock outstanding on the merger shall be converted into one share of Hi Tech preferred stock which shall have the same rights, privileges and preferences as the Rubicon preferred stock.

     (b) Hi-Tech shall not issue any fractional shares or interest in connection with the foregoing conversion. If any holder of Rubicon Shares would otherwise be entitled to a fractional share upon exchange thereof, Hi-Tech shall round the number of shares of its Common Stock to be issued to such member to the nearest whole share.
     (c) After the effective date of the merger, each holder of Rubicon Shares shall, upon the surrender of the certificates representing such Shares to the registrar and transfer agent of Hi-Tech, be entitled to receive a certificate or certificates evidencing shares of the Hi-Tech Common Stock as provided herein. On the effective date of the merger, all Rubicon Shares shall be canceled and all rights in respect thereof shall cease.


     1.02 Adjustments to Exchange Ratio. For all relevant purposes of the merger of Rubicon into Hi-Tech, the number of shares of Hi-Tech Common Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split except for the proposed reverse split set forth in Section 4.01, recapitalization, or similar change in the Hi-Tech Common Stock which may occur between the date of the execution of this Agreement and the date of delivery of such shares.

     1.03 Delivery of Certificates by Rubicon Shareholders. The transfer of Rubicon Shares by the Rubicon Shareholders shall be effected by the delivery to Hi-Tech at the Closing (as set forth in Section 1.05 hereof) of certificates representing the transferred Shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures medallion guaranteed and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Rubicon Shareholders' expense.

     1.04 Further Assurances. At the Closing and from time to time thereafter, the Rubicon Shareholders shall execute such additional instruments and take such other action as Hi-Tech may reasonably request, without undue cost to the Rubicon Shareholders in order to more effectively sell, transfer, and assign clear title and ownership in the Rubicon Shares to Hi-Tech.

     1.05 Closing and Parties. The Closing contemplated hereby shall be held at a mutually agreed upon time and place on or before September 3, 2000, or on another date to be agreed to in writing by the parties (the "Closing Date"). The Agreement may be closed at any time following approval by a majority of the shareholders of Hi-Tech Common Stock as set forth in Section
4.02 hereof and the Rubicon Shareholders as set forth in Section 5.02. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

     1.06     Closing Events.

     (a) Hi-Tech Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, Hi-Tech shall deliver to Rubicon at Closing all the following:

     (i) A certificate of good standing from the secretary of state of Delaware, issued as of a date within five days prior to the Closing Date, certifying that Hi-Tech is in good standing as a corporation in the State of Delaware;

     (ii) A certificate of merger from the secretary of state of Utah certifying that Hi-Tech has been merged with and into Merger Co.

     (iii) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Hi-Tech executing this Agreement and any other document delivered pursuant hereto on behalf of Hi-Tech;

     (iv) Copies of the resolutions of Hi-Tech's board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Hi-Tech as of the Closing Date;

     (v) The certificate contemplated by Section 4.03, duly executed by the chief executive officer of Hi-Tech;

     (vi) The certificate contemplated by Section 4.04, dated the Closing Date, signed by the chief executive officer of Hi-Tech;

     (vii) Certificates for thirty six million (36,000,000) shares of Hi-Tech Common Stock in the names of the Rubicon Shareholders and in the amounts set forth in Exhibit "A;" and

     In addition to the above deliveries, Hi-Tech shall take all steps and actions as Rubicon and Rubicon Shareholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

     (b) Rubicon Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, Rubicon and/or Rubicon Stockholder's shall deliver to Hi-Tech at Closing all the following:

     (i) A certificate of good standing from the secretary of state of Utah, issued as of a date within five days prior to the Closing Date certifying that Rubicon is in good standing as a corporation in the State of Utah;

     (ii) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Rubicon executing this Agreement and any other document delivered pursuant hereto on behalf of Rubicon;

     (iii) Copies of resolutions of the board of directors and of the stockholders of Rubicon authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Rubicon as of the Closing Date;

     (iv) The certificate contemplated by Section 5.03, executed by the chief executive officer of Rubicon; and

     (v) The certificate contemplated by Section 5.04, dated the Closing Date, signed by the chief executive officer of Rubicon.

     In addition to the above deliveries, Rubicon shall take all steps and actions as Hi-Tech may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

     1.07     Effective Date.   As soon as practicable following consummation
of the transactions contemplated hereby on the Closing Date, Articles of Merger setting forth such matters as required by the provisions of the corporate statute of the State of Utah to complete the merger of Rubicon and Merger Co. shall be filed with the Secretary of State of Utah. The "Effective Date" of the merger shall be the date the filing of such Articles of Merger shall become effective.

     1.08 Effect of Merger. On the Effective Date of the merger, Rubicon and Merger Co. shall cease to exist separately, and Rubicon shall be merged with and into Merger Co., the surviving corporation, in accordance with the provisions of this Agreement and the Articles of Merger, and in accordance with the provisions of and with the effect provided in the corporation laws of the Sate of Utah. Merger Co., as the surviving corporation, shall posses all the rights, privileges, franchises, and trust and fiduciary duties, powers, and obligations, of a private as well as of a public nature, and be subject to all the restrictions, obligations, and duties of each of Rubicon and Merger Co.; all property, real, personal, and mixed, and all debts due to either Rubicon or Merger Co. on whatever account, and all other things belonging to each of Rubicon and Merger Co. shall be vested in Merger Co., all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Merger Co. as they were of Rubicon and Merger Co.; the title to any real estate, whether vested by deed or otherwise, in either Rubicon or Merger Co. shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights or creditors and all liens on any property of either Rubicon or Merger Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Rubicon and Merger Co. shall thenceforth attach to Merger Co. and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by Merger Co..

     1.09     Termination

     (a) This Agreement may be terminated by the board of directors of either Hi-Tech or Rubicon at any time prior to the Closing Date if:

     (i) There shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement;

     (ii) Any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange;

     In the event of termination pursuant to this paragraph (a) of Section 1.09, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

     (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Hi-Tech if (i) shareholders of Hi-Tech owning more than five percent (5%) of the issued and outstanding shares of Hi-Tech Common Stock perfect their dissenter's rights with respect to the approval of this Agreement and the transactions contemplated hereby, (ii) Rubicon shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Rubicon contained herein shall be inaccurate in any material respect or (iii) Hi-Tech determines that there has been or is likely to be any material adverse change in the financial or legal condition of Rubicon. In the event of termination pursuant to this paragraph (b) of this section 1.09, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

     (c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Rubicon if (i) less then 50% of the Shareholders of Rubicon vote in favor of Rubicon Shares this Agreement and the transactions contemplated hereby, (ii) Hi-Tech shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Hi-Tech contained herein shall be inaccurate in any material respect, or (iii) Rubicon determines that there has been or is likely to be any adverse change in the financial or legal condition of Hi-Tech. In the event of termination pursuant to this paragraph (c) of this section 1.09, no obligation, right, remedy, or liability shall arise hereunder. All parties shall each bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.


                               ARTICLE II
           REPRESENTATIONS, COVENANTS, AND WARRANTIES OF HI-TECH

     As an inducement to, and to obtain the reliance of Rubicon, Hi-Tech and Merger Co. represents and warrants as follows:

     2.01  Organization.

     (a) Hi-Tech is, and will be on the Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Hi-Tech's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

     (b) Merger Co. is, and will be on the Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Merger Co.'s articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

     2.02 Approval of Agreement. Hi-Tech and Merger Co. have full power, authority, and legal right and have taken, or will take, all action required by law, their articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Hi-Tech and Merger Co. have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Hi-Tech shareholders and compliance with state and federal corporate and securities laws.

     2.03     Capitalization.     The authorized capitalization of Hi-Tech
consists of 50,000,000 shares of common stock, $0.001 par value, of which
9,840,000 shares are issued and outstanding,   The authorized capitalization
of Merger Co. consist of 50,000 shares, $0.001 par value, of which 100 shares are issued and outstanding. All issued and outstanding shares of Hi-Tech and Merger Co. are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Hi-Tech or Merger Co. Hi-Tech has a promissory note in the principal amount of $10,000 owed to three parties. The promissory note converts into 10,000,000 post reverse split shares of common stock of Hi-Tech at the option of the note holder.

     2.04.     Financial Statements.

     (a) Included in Schedule 2.04 are the audited balance sheets of Hi-Tech as of September 30, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended September 30, 1999, and 1998, and from inception through June 30, 1999, including the notes thereto, and the accompanying report of Dave Thomson, independent certified public accountants. At or prior to the Closing Date, Hi-Tech shall deliver the unaudited balance sheet of Hi-Tech as of June 30, 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the nine months ended June 30, 2000, together with the notes thereto and representations by the principal accounting and financial officer of Hi-Tech to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated and such financial statements shall not reflect any material changes since the September 30, 1999.

     (b) The financial statements of Hi-Tech delivered pursuant to Section 2.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The Hi-Tech financial statements present fairly, in all material respects, as of their respective dates, the financial position of Hi-Tech. Hi-Tech did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statement or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein presently fairly the assets of Hi-Tech in accordance with generally accepted accounting principles. The statements of revenues and expenses and cash flows present fairly the financial position and result of operations of Hi-Tech as of their respective dates and for the respective periods covered thereby.

     (c) Hi-Tech has filed or will file as the Closing Date all tax returns required to be filed by it from inception to the Closing Date. All such returns and reports are accurate and correct in all material respect. Hi-Tech has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet of Hi-Tech, except to the extent reflected on such balance sheet and all such dates and years and periods prior thereto and for which Hi-Tech may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and no deficiency assessment or proposed adjustment of any such tax return is
pending, proposed or contemplated.   None of such income tax returns has been
examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. Hi-Tech has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have an adverse affect on Hi-Tech, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Hi-Tech.

          (d) The books and records, financial and otherwise, of Hi-Tech and Merger Co. are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Hi-Tech and Merger Co., and Hi-Tech and Merger Co. have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

     2.05 Outstanding Warrants and Options. Except as noted in Section 2.03, Hi-Tech and Merger Co. have no existing warrants or options, calls, or commitments of any nature relating to the authorized and unissued Hi-Tech or Merger Co. Common Stock.

     2.06 Information. The information concerning Hi-Tech and Merger Co. set forth in this Agreement and the schedules delivered by Hi-Tech pursuant hereto complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Hi-Tech and Merger Co. shall cause the schedules delivered by it pursuant hereto and the instruments delivered to Rubicon hereunder to be updated after the date hereof up to and including the Closing Date.

     2.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the schedules hereto, since the date of the most recent Hi-Tech balance sheet described in Section 2.04 and included in the information referred to in Section 2.06:

     (a) There has not been (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of Hi-Tech or
(ii) any damage, destruction, or loss to Hi-Tech (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or conditions of Hi-Tech;

     (b) Hi-Tech has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Hi-Tech; (iv) made any change in its method of management, operation, or accounting; (v) entered into any other transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

     (c) Hi-Tech has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Hi-Tech balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or (v) rights, canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (vi) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Hi-Tech; or (vii) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

     (d) Except as set forth on Schedule 2.07 (d), Hi-Tech has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Hi-Tech.

     2.08     Litigation and Proceedings.  Except as set forth on Schedule
2.08 There are no actions, suits, or administrative or other proceedings pending or, threatened by or against Hi-Tech or adversely affecting Hi-Tech or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     2.09     Compliance With Laws and Regulations.  Except as set forth as
Schedule 2.09, Hi-Tech has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance (i) could not adversely affect the business, operations, properties, assets, or condition of Hi-Tech or (ii) could not result in the occurrence of any liability for Hi-Tech. To the best knowledge of Hi-Tech, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

     2.10     Contracts.  Except as included or described in Schedule 2.10:

          (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Hi-Tech is a party by which it or any of the properties of Hi-Tech are bound;

          (b) All contracts, agreements, franchises, license agreements, and other commitments to which Hi-Tech is a party or by which its properties are bound and which are material to the operations or financial condition of Hi-Tech are valid and enforceable by Hi-Tech in all material respects;

          (c) Hi-Tech is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Hi-Tech can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Hi-Tech; and

          (d) Except as reflected in the most recent balance sheets included in Schedule 3.04, Hi-Tech is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Hi-Tech is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Hi-Tech or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

     2.11 Material Contract Defaults. Except as set forth on Schedule 2.11, Hi-Tech is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Hi-Tech, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Hi-Tech has not taken adequate steps to prevent such a default from occurring.

     2.12     No Conflict With Other Instruments.  Except as set forth on
Schedule 2.12, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, or other contract, agreement, or instrument to which Hi-Tech is a party or to which any of its properties or operations are subject.


     2.13 Compliance With Laws and Regulations. Hi-Tech has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Hi-Tech or except to the extent that noncompliance would not result in the occurrence of any material liability for Hi-Tech. To the best knowledge of Hi-Tech, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

     2.14 Subsidiaries and Predecessors. Hi-Tech does not own, beneficially or of record, any equity securities in any other entity except for Merger Co. which is a wholly owned subsidiary formed for the sole purpose of changing Hi-Tech's domicile to Utah. Hi-Tech does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

     2.15 Employee Relations. Hi-Tech has complied in respect of its business in all material respects with all applicable laws, rules, and regulations, specifically title VII of the Civil Rights Act of 1963 and the Fair Labor Standard Act of 1938, that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Hi-Tech believes that its relations with its employees is satisfactory.

     2.16 Hi-Tech Schedules. Hi-Tech has delivered to Rubicon the following schedules, which are collectively referred to as the "Hi-Tech Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of Hi-Tech as complete, true, and accurate:

     (a) A schedule including copies of the articles of incorporation and bylaws of Hi-Tech in effect as of the date of this Agreement;

     (b) A schedule containing copies of resolutions adopted by the board of directors of Hi-Tech approving this Agreement and the transactions herein contemplated;

     (c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Hi-Tech since the most recent Hi-Tech balance sheet, required to be provided pursuant to Section 2.04 hereof;

     (d) A schedule setting forth the financial statements required pursuant to Section 2.04(a) hereof; and

     (e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Hi-Tech Schedules by Sections 2.01 through 2.15.

Hi-Tech shall cause the Hi-Tech Schedules and the instruments delivered to Rubicon hereunder to be updated after the date hereof up to and including a specified date not more than three business days prior to the Closing Date. Such updated Hi-Tech Schedules, certified in the same manner as the original Hi-Tech Schedules, shall be delivered prior to and as a condition precedent to the obligation of Rubicon to close.

                               ARTICLE III
            REPRESENTATIONS, COVENANTS, AND WARRANTIES OF RUBICON

     As an inducement to, and to obtain the reliance of, Hi-Tech, Rubicon represents and warrants as follows:

     3.01 Organization. Rubicon is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Rubicon. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Rubicon's articles of organization or operating agreement, or other material agreement to which it is a party or by which it is bound.

     3.02 Approval of Agreement. Rubicon has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of organization, operating agreement, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The managers of Rubicon have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Rubicon Shareholders and compliance with state and federal corporate and securities laws.

     3.03 Capitalization. The authorized capitalization of Rubicon consists of 50,000,000 shares of common stock of which 1,000 shares are issued and outstanding as of the date hereof and 5,000,000 shares of preferred stock, of which 163,400 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Rubicon are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no distributions, return of capital or other amounts due or payable with respect to any of the shares of Rubicon.

     3.04     Financial Statements.

     (a) Included in Schedule 3.04 are the audited balance sheet of Rubicon as of December 31, 1999 and 1998, and the related statements of operations, cash flows, and Shareholders' equity for the period from inception to December 31, 1999, including the notes thereto. At or prior to the Closing Date, Rubicon shall deliver the unaudited balance sheet of Rubicon as of June 30, 2000, and the related statements of operations, Shareholders' equity (deficit), and cash flows for the three months ended June 30, 2000, together with the notes thereto and representations by the chief operating officer of Rubicon to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

     (b) The audited financial statements delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The financial statements of Rubicon present fairly in all material aspects, as of their respective dates, the financial position of Rubicon. Rubicon did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Rubicon, in accordance with generally accepted accounting principles. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Rubicon as of their respective dates and for the respective periods covered thereby.

     (c) Rubicon has filed or will have filed as of the Closing Date all tax returns required to be filed by it from inception to the Closing Date.
All such returns and reports are accurate and correct in all material respects. Rubicon has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent unaudited balance sheet of Rubicon, except to the extent reflected on such balance sheet and adequately provided for and those related to the Abbott transactions which are not yet due and payable, and all such dates and years and periods prior thereto and for which Rubicon may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to Rubicon's best knowledge no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. Proper and accurate amounts of taxes have been withheld by or on behalf of Rubicon with respect to all material compensation paid to employees of Rubicon for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws. To Rubicon's best knowledge, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed, or contemplated. Rubicon has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Rubicon, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets. There are no tax liens upon any of the assets of Rubicon. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Rubicon.

          (d) The books and records, financial and otherwise, of Rubicon are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Rubicon. Rubicon has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and
(iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

     3.05 Outstanding Warrants and Options. Rubicon has no issued warrants or calls of any nature relating to the authorized and unissued Rubicon Shares. Rubicon has entered into an agreement with parties to issue shares of its common stock to its medical advisory board. Rubicon also has entered into an acquisition agreement to acquire another company in which shares of Rubicon common stock will be issued as part of the purchase price.

     3.06 Information. The information concerning Rubicon set forth in this Agreement and in the schedules delivered by Rubicon pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Rubicon shall cause the schedules delivered by Rubicon pursuant hereto to Hi-Tech hereunder to be updated after the date hereof up to and including the Closing Date.

     3.07 Absence of Certain Changes or Events. Except as set forth in this Agreement since the date of the most recent Rubicon balance sheet described in Section 3.04 and included in the information referred to in
Section 3.06:

     (a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Rubicon or (ii) any damage, destruction, or loss to Rubicon materially and adversely affecting the business, operations, properties, assets, or conditions of Rubicon.

     (b) Rubicon has not (i) amended its articles of organization or operating agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to Shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its Shares except for Rubicon's agreement with Accurate Designs, Inc.; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Rubicon; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee, except those specified in Richard Linder's employment contract; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

     (c) Rubicon has not (i) granted or agreed to grant any options, warrants, or other rights for its Shares, bonds, or other securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;
(iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Rubicon balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Rubicon except that certain license agreement with the University of Southern California assigned to Abbott Laboratories, Inc.; or (vi) issued, delivered, or agreed to issue or deliver any Shares, bonds, or other company securities including debentures (whether authorized and unissued or held as treasury shares); and

     (d) To the best knowledge of Rubicon, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Rubicon.

     3.08 Title and Related Matters. Except as provided herein or disclosed in the most recent Rubicon balance sheet and the notes thereto, Rubicon has good and marketable title to all of its properties, inventory, interests in properties, technology, whether patented or un-patented, and assets, which are reflected in the most recent Rubicon balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and
(ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of Rubicon, its technology does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Rubicon as now being conducted or as contemplated.

     3.09     Litigation and Proceedings. Except as otherwise disclosed in
Schedule 3.09, there are no material actions, suits, or proceedings pending or, to the knowledge of Rubicon, threatened by or against Rubicon or adversely affecting Rubicon, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Rubicon does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     3.10     Contracts.  Except as included or described in Schedule 3.19:


          (a) All contracts, agreements, franchises, license agreements, and other commitments to which Rubicon is a party or by which its properties are bound and which are material to the operations or financial condition of Rubicon are valid and enforceable by Rubicon in all material respects;

          (b) Rubicon is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Rubicon can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Rubicon; and

          (c) Except as reflected in the most recent balance sheets included in Schedule 3.04, Rubicon is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Rubicon is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payment sin excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Rubicon or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

     3.11 Material Contract Defaults. Rubicon is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Rubicon, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Rubicon has not taken adequate steps to prevent such a default from occurring.

     3.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Rubicon is a party or to which any of its properties or operations are subject.

     3.13 Governmental Authorizations. Rubicon has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Rubicon of this Agreement and the consummation by Rubicon of the transactions contemplated hereby.

     3.14 Compliance With Laws and Regulations. Rubicon has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Rubicon or except to the extent that noncompliance would not result in the occurrence of any material liability for Rubicon. To the best knowledge of Rubicon, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

     3.15 Subsidiaries and Predecessors. Rubicon does not own, beneficially or of record, any equity securities in any other entity.

     3.16 Insurance. Rubicon has insurance on the insurable properties as set forth on Schedule 3.17 which is necessary to replace such properties. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined.

     3.17 Employee Relations. Rubicon has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Rubicon believes that its relations with its employees is satisfactory.

     3.18 Rubicon Schedules. Rubicon has delivered to Hi-Tech the following schedules, which are collectively referred to as the "Rubicon Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, and instruments and Hi-Tech as of such date, all certified by the chief executive officer of Rubicon as complete, true, and accurate:

     (a) A schedule including copies of its articles of incorporation and bylaws and all amendments thereto in effect as of the date of this Agreement;

     (b) A schedule containing copies of resolutions adopted by the directors of Rubicon approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

     (c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Rubicon since the most recent Rubicon balance sheet, required to be provided pursuant to Section 3.04 hereof;

     (d) A schedule setting forth the financial statements required pursuant to Section 3.04 (a) hereof; and

     (e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Rubicon Schedules by Sections 3.01 through 3.18.

Rubicon shall cause the Rubicon Schedules and the instruments delivered to Hi-Tech hereunder to be updated after the date hereof up to and including a specified date not more than three business days prior to the Closing Date. Such updated Rubicon Schedules, certified in the same manner as the original Rubicon Schedules, shall be delivered prior to and as a condition precedent to the obligation of Hi-Tech to close.

                                  ARTICLE IV
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF RUBICON

     Rubicon shall be bound by the terms and conditions of this Agreement provided the following conditions are complied with and satisfied by Hi-Tech at or before the Closing Date:

     4.01. Reverse Split/Change of Domicile. Hi-Tech shall call and hold a meeting of its shareholders, to approve (i) a 20 to 1 reverse split of its issued and outstanding Common Stock which reverse split shall be implemented prior to the Closing of the transaction contemplated in this Agreement and the issuance of the 36,000,000 post reverse split shares of Hi-Tech Common Stock to the Rubicon Shareholders; (ii) the amendment to Hi-Tech's articles of incorporation to add a class of preferred stock to its authorized capital and to approve a class of preferred stock with equivalent rights and preferences to that of Rubicon's preferred stock, and (iii) the merger of Hi-Tech with and into Merger Co. All shareholders and director actions required pursuant to this Agreement or to consummate the transactions contemplated hereunder shall be pursuant to and in compliance with Delaware and Utah law, applicable federal law and Hi-Tech's articles of incorporation and bylaws. The reverse split will not affect the shares of Hi-Tech Common Stock which the outstanding Promissory Note of Hi-Tech converts into. Accordingly, after the reverse split, there will be 492,000 shares of Hi-Tech outstanding with the ability to have another 10,000,000 shares of Common Stock outstanding if the note holders convert the promissory note into shares of Hi-Tech common stock.

     4.02     Shareholder Approval.     Hi-Tech shall call and hold a meeting
of its shareholders, or obtain the written consent of a majority of its shareholders, to approve the transactions contemplated by this Agreement including the acquisition of Rubicon through the issuance of Hi-Tech Common Stock for all of the issued and outstanding Rubicon Shares, and the change of name of Hi-Tech to "Rubicon Medical, Inc." or such other derivation thereof as may be agreed to by the board of directors of Rubicon.

     4.03 Accuracy of Representations. The representations and warranties made by Hi-Tech in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Hi-Tech shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Hi-Tech prior to or at the Closing. Rubicon shall be furnished with certificates, signed by duly authorized officers of Hi-Tech and dated the Closing Date, to the foregoing effect.

     4.04 Officer's Certificates. Rubicon shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Hi-Tech to the effect that to such officers best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Hi-Tech threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Hi-Tech's own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

     (a) This Agreement has been duly approved by Hi-Tech's board of directors and shareholders and has been duly executed and delivered in the name and on behalf of Hi-Tech by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Hi-Tech pursuant to a unanimous consent;

     (b) There have been no material adverse changes in Hi-Tech up to and including the date of the certificate;

     (c) All conditions required by this Agreement have been met, satisfied, or performed by Hi-Tech;

     (d) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Hi-Tech have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

     (e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Hi-Tech, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Hi-Tech, the operation of Hi-Tech, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which Hi-Tech is bound or in any way contests the existence of Hi-Tech.

     4.05 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Hi-Tech, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Hi-Tech.

     4.06 Good Standings. Rubicon shall have received a certificate of good standing from the secretary of state of Delaware, dated as of the date within five days prior to the Closing Date, certifying that Hi-Tech is in good standing as a corporation in the State of Delaware.

     4.07 Other Items. Rubicon shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Rubicon may reasonably request.

                                ARTICLE V
               CONDITIONS PRECEDENT TO OBLIGATIONS OF HI-TECH

     The obligations of Hi-Tech under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     5.01. Shareholder Approval. Hi-Tech shall call and hold a meeting of its shareholders, or obtain through a majority written consent of its shareholders, whereby the shareholders of Hi-Tech authorize and approve this Agreement and the transactions contemplated hereby.

     5.02     Rubicon Shareholders.   Holders of all of the issued and
outstanding Rubicon Shares shall agree to this Agreement and the exchange of shares and Shares contemplated by this Agreement.

     5.03 Accuracy of Representations. The representations and warranties made by Rubicon and the Rubicon Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Rubicon shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Rubicon prior to or at the Closing. Hi-Tech shall be furnished with a certificate, signed by a duly authorized officer of Rubicon and dated the Closing Date, to the foregoing effect.

     5.04 Officer's Certificates. Hi-Tech shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Rubicon to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Rubicon, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Rubicon's own documents, the certificate shall represent, to the best knowledge of the officer, that:

          (a) This agreement has been duly approved by Rubicon's managers and Shareholders and has been duly executed and delivered in the name and on behalf of Rubicon by its duly authorized officers pursuant to, and in compliance with, authority granted by the managers of Rubicon pursuant to a unanimous consent of its managers and a majority vote of its Shareholders;


     (b) Except as provided or permitted herein, there have been no material adverse changes in Rubicon up to and including the date of the certificate;

     (c) All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Rubicon have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

     (d) Except as otherwise disclosed in Schedule 3.09, there is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Rubicon, wherein an unfavorable decision, ruling, or finding would have an adverse affect on the financial condition of Rubicon, the operation of Rubicon, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Rubicon is bound or would in any way contest the existence of Rubicon.

     5.05 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Rubicon, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Rubicon.

     5.06 Good Standing. Hi-Tech shall have received a certificate of good standing from the appropriate authority, dated as of a date with five days prior to the Closing Date, certifying that the Rubicon is in good standing as a corporation in the State of Utah.

     5.07 Other Items. Hi-Tech shall have received such further documents certificates, or instruments relating to the transactions contemplated hereby as Hi-Tech may reasonably request.


                               ARTICLE VI
                           SPECIAL COVENANTS

     6.01     Activities of Hi-Tech and Rubicon

     (a) From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Hi-Tech and Rubicon pursuant hereto or as permitted or contemplated by this Agreement, Hi-Tech and Rubicon will each:

     (i) Carry on its business in substantially the same manner as it has heretofore;

     (ii) Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

     (iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

     (iv) Use its best efforts to maintain and preserve it's business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

     (v) Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date.; and

     (vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

     (b) From and after the date of this Agreement and except as provided herein until the Closing Date, Hi-Tech and Rubicon will not:

          (i)     Make any change in its articles of incorporation or bylaws;

     (ii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

     (iii) Enter into any agreement for the sale of Rubicon or Hi-Tech securities without the prior approval of the other party.

     6.02 Access to Properties and Records. Until the Closing Date, Rubicon and Hi-Tech will afford to the other party's officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Rubicon or Hi-Tech and will furnish the other party with such additional financial and other information as to the business and properties of Rubicon or Hi-Tech as each party shall from time to time reasonably request.

     6.03 Indemnification by Rubicon. Rubicon will indemnify and hold harmless Hi-Tech and its directors and officers, and each person, if any, who controls Hi-Tech within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Rubicon expressly
for use therein.  The indemnity agreement contained in this      Section 6.03
shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Hi-Tech and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

     6.04. Indemnification by Hi-Tech. Hi-Tech will indemnify and hold harmless Rubicon, the Rubicon Shareholders, Rubicon's directors and officers, and each person, if any, who controls Rubicon within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange
Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Hi-Tech expressly for use therein. The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Rubicon and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

     6.05 The Acquisition of Hi-Tech Common Stock. Hi-Tech and Rubicon understand and agree that the consummation of this Agreement including the issuance of the Hi-Tech Common Stock to Rubicon in exchange for the Rubicon Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Hi-Tech and Rubicon agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

     (a) In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, the signing of this Agreement and the delivery of appropriate separate representations shall constitute the parties acceptance of, and concurrence in, the following representations and warranties:

     (i) The Rubicon Shareholders acknowledge that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring Hi-Tech Common Stock, and that this transaction involves certain risks.

     (ii) The Rubicon Shareholders have received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated.

     (iii) Rubicon Shareholders have such knowledge and experience in business and financial matters that they are capable of evaluating each business.

     (iv) The Rubicon Shareholders have been provided with copies of all materials and information requested by them or their representatives, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby.

     (v) All information which the Rubicon Shareholders have provided to Hi-Tech or their representatives concerning their suitability and intent to hold shares in Hi-Tech following the transactions contemplated hereby is complete, accurate, and correct.

     (vi) The Rubicon Shareholders have not offered or sold any securities of Hi-Tech or interest in this Agreement and have no present intention of dividing the Hi-Tech Common Stock or Rubicon Shares to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

     (vii) The Rubicon Shareholders understand that the Hi-Tech Common Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions not involving any public offering and that any disposition of the subject Hi-Tech Common Stock may, under certain circumstances, be inconsistent with this exemption and may make Rubicon or Hi-Tech an "underwriter", within the meaning of the Securities Act. It is understood that the definition of "underwriter" focuses upon the concept of "distribution" and that any subsequent disposition of the subject Hi-Tech Common Stock can only be effected in transactions which are not considered distributions. Generally, the term "distribution" is considered synonymous with "public offering" or any other offer or sale involving general solicitation or general advertising. Under present law, in determining whether a distribution occurs when securities are sold into the public market, under certain circumstances one must consider the availability of public information regarding the issuer, a holding period for the securities sufficient to assure that the persons desiring to sell the securities without registration first bear the economic risk of their investment, and a limitation on the number of securities which the stockholder is permitted to sell and on the manner of sale, thereby reducing the potential impact of the sale on the trading markets. These criteria are set forth specifically in rule 144 promulgated under the Securities Act, and, after one year after the date the Hi-Tech Common Stock or Rubicon Shares is fully paid for, as calculated in accordance with rule 144(d), sales of securities in reliance upon rule 144 can only be made in limited amounts in accordance with the terms and conditions of that rule. After two years from the date the securities are fully paid for, as calculated in accordance with rule 144(d), they can generally be sold without meeting those conditions, provided the holder is not (and has not been for the preceding three months) an affiliate of the issuer.

     (viii) The Rubicon Shareholders acknowledge that the shares of Hi-Tech Common Stock, must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Hi-Tech is not under any obligation to register the Hi-Tech Common Stock under the Securities Act. If rule 144 is available after one year and prior to two years following the date the shares are fully paid for, only routine sales of such Hi-Tech Common Stock in limited amounts can be made in reliance upon rule 144 in accordance with the terms and conditions of that rule. Hi-Tech is not under any obligation to make rule 144 available except as set forth in this Agreement and in the event rule 144 is not available, compliance with Regulation A or some other disclosure exemption may be required before Rubicon Shareholders can sell, transfer, or otherwise dispose of such Hi-Tech Common Stock without registration under the Securities Act. Subject to compliance with federal and state securities laws, Hi-Tech' registrar and transfer agent will maintain a stop transfer order against the registration of transfer of the Hi-Tech Common Stock held by Rubicon Shareholders and the certificates representing the Hi-Tech Common Stock will bear a legend in substantially the following form so restricting the sale of such securities:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

     (ix) Subject to compliance with federal and state securities laws, Hi-Tech may refuse to register further transfers or resales of the Hi-Tech Common Stock in the absence of compliance with rule 144 unless the Rubicon Shareholders furnish Hi-Tech with an opinion of counsel reasonably acceptable to Hi-Tech stating that the transfer is proper. Further, unless such opinion states that the shares of Hi-Tech Common Stock are free of any restrictions under the Securities Act, Hi-Tech may refuse to transfer the securities to any transferee who does not furnish in writing to Hi-Tech the same representations and agree to the same conditions with respect to such Hi-Tech Common Stock as set forth herein. Hi-Tech may also refuse to transfer the Hi-Tech Common Stock if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

     (b) In connection with the transaction contemplated by this Agreement, Rubicon and Hi-Tech shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the Rubicon Shareholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

     (c) In order to more fully document reliance on the exemptions as provided herein, Rubicon, the Rubicon Shareholders, and Hi-Tech shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Hi-Tech or Rubicon and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

     (d) The Rubicon Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

     6.06 Hi-Tech Liabilities. Immediately prior to the Closing Date, Hi-Tech shall have no material assets and no material liabilities, and all expenses related to this Agreement or otherwise shall have been paid.

     6.07 Securities Filings. Hi-Tech shall be responsible for the preparation of a Form D and its filing with the Securities and Exchange Commission and Rubicon will be responsible for any and all filings in any jurisdiction where its shareholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement.

     6.08     Sales of Securities Under Rule 144, If Applicable.

     (a) Hi-Tech will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by rule 144 as it is from time to time amended.

     (b) Upon being informed in writing by any person holding restricted stock of Hi-Tech as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Hi-Tech will certify in writing to such person that it is compliance with rule 144 current public information requirement to enable such person to sell such person's restricted stock under rule 144, as may be applicable under the circumstances.

     (c) If any certificate representing any such restricted stock is presented to Hi-Tech's transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Hi-Tech and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, Hi-Tech will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this
Section 6.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

     6.09     New Board of Directors and Officers.     Upon closing of the
transactions contemplated by this Agreement, the current board of directors and officers of Hi-Tech shall resign and in their place three nominees of Rubicon shall be appointed, subject to the approval of the suitability and qualifications of such nominees.

                                 ARTICLE VII
                                MISCELLANEOUS

     7.01 Brokers. Except for any agreements with Smith Consulting Services, Inc., Hi-Tech and Rubicon agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, Hi-Tech and Rubicon each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

     The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

     7.02 No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

     7.03 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Delaware.

     7.04 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to Hi-Tech, to:                          If to Rubicon, to:
     C. Eugene Gronning, President             Richard J. Linder, President
     Hi-Tech Corporation                       Rubicon Medical, Inc.
     2522 Alice Drive                          2064 W. Alexander
     West Jordan, Utah 84048                   Salt Lake City, Utah 84119

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

     7.05 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     7.06 Schedules; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by Hi-Tech or Rubicon such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

     7.07 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     7.08 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six months from the Closing Date, unless otherwise provided herein.

     7.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     7.10 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this

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
Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

HI-TECH CORPORATION,                    RUBICON, INC.,
a Delaware corporation                  a Utah corporation

By:    /s/                              By:            /s/
    -------------------                    ---------------------
    Gene Gronning, President               Richard J. Linder, Chief Executive
                                          Officer

HI-TECH MERGER CO.,
a Utah corporation

By:       /s/
   -------------------------
   Gene Gronning, President

STATE OF UTAH           )
                      ss.
COUNTY OF SALT LAKE     )

     On this 16 day of August, 2000, personally appeared before me Gene Gronning, whose identity is personally known to me and who by me duly sworn, did say that he is the President of Hi-Tech Corporation and Hi-Tech Merger Co. and that said document was signed by him of behalf of said corporations by authority of their bylaws, and said Gene Gronning acknowledged to me that said corporation executed the same.

     ---------------------------
     NOTARY PUBLIC

STATE OF UTAH         )
                      ss.
COUNTY OF Salt Lake   )

     On this 16 day of August, 2000, personally appeared before me Richard J. Linder, whose identity is personally known to me and who by me duly sworn, did say that he is the Chief Executive Officer of Rubicon, Inc. and that said document was signed by him of behalf of said corporation by authority of its bylaws, and said Richard J. Linder acknowledged to me that said corporation executed the same.

     ---------------------------
     NOTARY PUBLIC

                                 Exhibit A-1

                                 Rubicon, Inc.
                              List of Shareholders